UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  December 31, 2008

Brownshire Holdings, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	0-52266	20-4617652
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

660 LaSalle Place, Suite 200, Highland Park, Illinois	60035
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (847) 780-1006

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01	Entry into a Material Definitive Agreement

On December 31, 2008, Brownshire Holdings, Inc. (the “Company”) entered into a Change of Control Agreement dated December 31, 2008, with Steven G. Black (the “Agreement”) in which the Company agreed to sell 20,000,000 shares of its common stock to Mr. Black for $20,000 and to restructure the management of the Company to include persons selected by Mr. Black.  As a result of the transaction, Mr. Black will own approximately 67% of the outstanding stock of the Company.  At the closing of the Agreement, which is scheduled for January 20, 2008, Norman S. Lynn will resign as a director and officer of the Company and Steven L. Rothstein will resign as President.  The number of directors will be increased to three persons and Mr. Black and Joseph Nemelka will be appointed as directors of the Company.  Mr. Black will also be appointed as the President, Secretary and Treasurer of the Company.  The Company has filed with the Securities and Exchange Commission an Information Statement on Schedule 14f-1 providing additional information on the change of officers and directors of the Company.

The Agreement contains representations and warranties of the parties typical to a transaction of this nature.  Each of the parties has also agreed to indemnify the other in the event of the falsity or the breach of any representation, warranty, or covenant made by the party.  The Agreement may be terminated by the mutual consent of the parties or by either party upon the breach of the representations, warranties or covenants contained in the Agreement.

Mr. Black has granted to GDSC Acquisitions, LLC, a principal shareholder of the Company and an entity managed by Messrs. Lynn and Rothstein, directors and officers of the Company, an option to purchase the shares issued in this transaction, as well as any additional shares sold after closing, at the price paid for the shares and to return management control of the Company to GDSC in the event that Mr. Black is unsuccessful in obtaining a trading symbol for the common stock of the Company and completing a reverse acquisition or other change of control transaction within 18 months following the closing of the Agreement.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1	Change of Control Agreement dated December 31, 2008

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Brownshire Holdings, Inc.

Date: December 31, 2008	By	/s/ Norman S. Lynn
Norman S. Lynn, Vice President

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Exhibits Index

Exhibit No.	Description

10.1	Change of Control Agreement dated December 31, 2008